                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

               CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                          Date of Report: May 21, 1999

                         Commission File No. 001-13783

                      INTEGRATED ELECTRICAL SERVICES, INC.

             (Exact name of registrant as specified in its charter)

          DELAWARE                                   76-0542208
(State or other jurisdiction of           (I.R.S. Employer Identification No.)
incorporation or organization)


                             515 Post Oak Boulevard
                                   Suite 450
                           Houston, Texas                   77027-9408
              (Address of principal executive offices)      (zip code)

       Registrant's telephone number, including area code: (713) 860-1500

ITEM 5.  OTHER EVENTS

         Integrated Electrical Services, Inc., a Delaware corporation (the "Company") is a leading national provider and consolidator of electrical contracting and maintenance services, focusing primarily on the commercial, industrial, residential, powerline and data communication markets. In order to comply with the disclosure requirements of the Securities and Exchange Commission regarding the financial statements of businesses acquired or to be acquired, the Company is filing this Current Report containing the following audited and pro forma financial statements.

         (a) Pro Forma Financial Information
             See Pages 1 through 6

         (b) Financial Statements of Businesses Acquired
             See Pages 7 through 28

This Form 8-K/A is being filed to amend the Company's Current Reports on Forms 8-K, which were previously filed on April 29, 1999 and May 7, 1999.

                      INTEGRATED ELECTRICAL SERVICES, INC.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS
                             BASIS OF PRESENTATION

         The unaudited pro forma balance sheet reflects the acquisitions by Integrated Electrical Services, Inc. ("IES"), of ten electrical contracting and maintenance businesses from April 1, 1999 through May 18, 1999 (the "Acquisitions"), as if they had occurred on March 31, 1999. The unaudited pro forma statements of operations present the statement of operations data to give effect to the Acquisitions and the related pro forma adjustments as if they had occurred on October 1, 1997.

         IES has analyzed the savings that it expects to realize from reductions in salaries, bonuses and certain benefits to the owners. To the extent the owners of the Acquisitions have contractually agreed to changes in salary, bonuses, benefits and lease payments, these changes have been reflected in the unaudited pro forma combined statement of operations.

         Certain pro forma adjustments are based on preliminary estimates, available information and certain assumptions that Company management deems appropriate and may be revised as additional information becomes available. The pro forma financial data do not purport to represent what IES's combined financial position or results of operations would actually have been if such transactions in fact had occurred on these dates and are not necessarily representative of IES's combined financial position or results of operations for any future period. Since the acquired entities were not under common control or management prior to their acquisitions by IES, historical combined results may not be comparable to, or indicative of, future performance. The unaudited pro forma financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto included in the company's Annual Report for the year ended September 30, 1998 filed on Form 10-K. See also "Risk Factors" included elsewhere therein.

                      INTEGRATED ELECTRICAL SERVICES, INC.

                       UNAUDITED PRO FORMA BALANCE SHEET
                                 MARCH 31, 1999
                                 (IN THOUSANDS)



                                                              IES AND                              PRO FORMA          PRO FORMA
                                                            SUBSIDIARIES      ACQUISITIONS        ADJUSTMENTS        AS ADJUSTED
                                                            -------------     -------------      -------------      -------------
 ASSETS

 CURRENT ASSETS:
   Cash ...............................................     $      35,630     $       4,207      $     (35,907)     $       3,930
   Receivables, net ...................................           167,801            18,103               --              185,904
   Inventories, net ...................................             8,995               482               --                9,477
   Cost and estimated earnings in excess of
       billings on uncompleted contracts ..............            21,129             2,918               --               24,047
    Prepaid expenses and other current assets .........             4,418             1,652               --                6,070
                                                            -------------     -------------      -------------      -------------
      Total current assets ............................           237,973            27,362            (35,907)           229,428
RECEIVABLES FROM RELATED PARTIES ......................               233              --                 --                  233
GOODWILL, NET .........................................           341,703              --               54,797            396,500
PROPERTY AND EQUIPMENT, NET ...........................            29,721             5,144               --               34,865
OTHER NONCURRENT ASSETS ...............................             9,013               100               --                9,113
                                                            -------------     -------------      -------------      -------------
      Total assets ....................................     $     618,643     $      32,606      $      18,890      $     670,139
                                                            =============     =============      =============      =============

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Short-term debt and current
       maturities of long-term debt ...................     $         537     $       2,661      $      (2,661)     $         537
   Accounts payable and accrued expense ...............            83,357             6,838               --               90,195
   Billings in excess of costs and estimated
       earnings on uncompleted contracts ..............            29,863             1,779               --               31,642
   Income taxes payable ...............................             3,861             2,044               --                5,905
   Other current liabilities ..........................               451              --                 --                  451
                                                            -------------     -------------      -------------      -------------
      Total current liabilities .......................           118,069            13,322             (2,661)           128,730
                                                            -------------     -------------      -------------      -------------
LONG-TERM DEBT, NET ...................................               851               881               (881)               851
SENIOR SUBORDINATED NOTES,
    net of $1,188 discount ............................           148,812              --                 --              148,812
OTHER NON-CURRENT LIABILITIES .........................             1,498                39               --                1,537
                                                            -------------     -------------      -------------      -------------
      Total liabilities ...............................           269,230            14,242             (3,542)           279,930
STOCKHOLDERS' EQUITY:
   Preferred stock ....................................              --                --                 --                 --
   Common stock .......................................               299               195               (169)               325
   Restricted common stock ............................                27              --                 --                   27
   Treasury stock .....................................              --                 (22)                22               --
   Additional paid-in capital .........................           319,509               378             40,392            360,279
   Retained earnings ..................................            29,578            17,813            (17,813)            29,578
                                                            -------------     -------------      -------------      -------------
      Total stockholders' equity ......................           349,413            18,364             22,432            390,209
                                                            -------------     -------------      -------------      -------------
     Total liabilities and stockholders' equity .......     $     618,643     $      32,606      $      18,890      $     670,139
                                                            =============     =============      =============      =============

                      INTEGRATED ELECTRICAL SERVICES, INC.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1998
                                 (IN THOUSANDS)


                                             IES AND         FISCAL 1998       FISCAL 1999         PRO FORMA          PRO FORMA
                                          SUBSIDIARIES      ACQUISITIONS      ACQUISITIONS        ADJUSTMENTS          TOTAL
                                        ---------------     -------------     -------------      -------------      -------------
REVENUES ..........................     $     386,721      $     363,728     $     210,717      $        --        $     961,166
COST OF SERVICES ..................           306,052            295,349           157,214               --              758,615
                                        -------------      -------------     -------------      -------------      -------------
   GROSS PROFIT ...................            80,669             68,379            53,503               --              202,551
SELLING, GENERAL, AND
    ADMINISTRATIVE EXPENSES .......            47,390             62,621            34,134            (38,826)           105,319
NON-CASH,  NON-RECURRING
     COMPENSATION CHARGE ..........            17,036               --                --              (17,036)              --
GOODWILL AMORTIZATION .............             3,212               --                --                6,880             10,092
                                        -------------      -------------     -------------      -------------      -------------
   INCOME FROM OPERATIONS .........            13,031              5,758            19,369             48,982             87,140
OTHER INCOME (EXPENSE):
   Interest expense ...............            (1,161)              --                (577)            (2,554)            (4,292)
   Interest income ................               433                730               590             (1,455)               298
   Other, net .....................               335                404               528               (462)               805
                                        -------------      -------------     -------------      -------------      -------------
OTHER INCOME (EXPENSE), NET .......              (393)             1,134               541             (4,471)            (3,189)
INCOME BEFORE INCOME TAXES ........            12,638              6,892            19,910             44,511             83,951
PROVISION FOR INCOME TAXES ........            12,690              5,473             7,664             10,015             35,842
                                        -------------      -------------     -------------      -------------      -------------
NET INCOME (LOSS) .................     $         (52)     $       1,419     $      12,246      $      34,496      $      48,109
                                        =============      =============     =============      =============      =============
EARNING (LOSS) PER SHARE -
          BASIC - .................     $        0.00                                                              $        1.37
                                        =============                                                              =============
          DILUTED - ...............     $        0.00                                                              $        1.35
                                        =============                                                              =============
SHARES USED IN THE
   COMPUTATION OF
   EARNINGS (LOSS)
   PER SHARE
          BASIC - .................        19,753,060                                                                 35,197,669
                                        =============                                                              =============
          DILUTED - ...............        19,753,060                                                                 35,597,502
                                        =============                                                              =============

                      INTEGRATED ELECTRICAL SERVICES, INC.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                    FOR THE SIX MONTHS ENDED MARCH 31, 1999
                                 (IN THOUSANDS)


                                           IES AND                           PRO FORMA         PRO FORMA
                                        SUBSIDIARIES      ACQUISITIONS      ADJUSTMENTS          TOTAL
                                        ------------      ------------      ------------      ------------
REVENUES ..........................     $    413,404      $     70,184      $       --        $    483,588
COST OF SERVICES ..................          326,934            53,320              (402)          379,852
                                        ------------      ------------      ------------      ------------
   GROSS PROFIT ...................           86,470            16,864               402           103,736
SELLING, GENERAL, AND
    ADMINISTRATIVE EXPENSES .......           45,590            20,189            (6,551)           59,228
GOODWILL AMORTIZATION .............            3,943              --               1,103             5,046
                                        ------------      ------------      ------------      ------------
   INCOME FROM OPERATIONS .........           36,937            (3,325)            5,850            39,462
OTHER INCOME (EXPENSE):
   Interest expense ...............           (4,923)             (195)              195            (4,923)
   Interest income ................              496               310              (310)              496
   Other, net .....................              283               217              --                 500
                                        ------------      ------------      ------------      ------------
OTHER INCOME (EXPENSE), NET .......           (4,144)              332              (115)           (3,927)
INCOME BEFORE INCOME TAXES ........           32,793            (2,993)            5,735            35,535
PROVISION FOR INCOME TAXES ........           13,961            (1,152)            2,633            15,442
                                        ------------      ------------      ------------      ------------
NET INCOME (LOSS) .................     $     18,832      $     (1,841)     $      3,102      $     20,093
                                        ============      ============      ============      ============

EARNING (LOSS) PER SHARE -
          BASIC - .................     $       0.59                                          $       0.57
                                        ============                                          ============
          DILUTED - ...............     $       0.58                                          $       0.56
                                        ============                                          ============
SHARES USED IN THE
   COMPUTATION OF
   EARNINGS (LOSS)
   PER SHARE
          BASIC - .................       31,761,207                                            35,197,669
                                        ============                                          ============
          DILUTED - ...............       32,254,651                                            35,691,113
                                        ============                                          ============

                      INTEGRATED ELECTRICAL SERVICES, INC.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS


1.       UNAUDITED PRO FORMA BALANCE SHEET:

         The Pro Forma Adjustments reflects the Acquisitions which were acquired subsequent to December 31, 1998.

2.       UNAUDITED PRO FORMA STATEMENT OF OPERATIONS:

         The Unaudited Pro Forma Statement of Operations for the year ended September 30, 1998 for IES and Subsidiaries reflects the historical results of Houston-Stafford Electric, Inc. ("Houston-Stafford") as the accounting acquirer (restated for the effect of an acquisition accounted for as a pooling-of-interest combined) the other Founding Companies beginning February 1, 1998, and the Acquired Companies beginning on their respective dates of acquisition.

         The Acquisitions column reflects the historical results of the Acquisitions as if they had been acquired on October 1, 1997.

         The following table summarizes the Pro Forma Adjustments for the Year Ended September 30, 1998 (in thousands):



                                                                         ADJUSTMENTS
                                                    --------------------------------------------------    PRO FORMA
                                                      (a)           (b)           (c)           (d)       ADJUSTMENTS
                                                    --------      --------      --------      --------     --------
Selling, general and administrative expenses ....   $(38,826)     $   --        $   --        $   --       $(38,826)

Non-cash, nonrecurring compensation charge ......    (17,036)         --            --            --        (17,036)
Goodwill amortization ...........................       --           6,880          --            --          6,880
                                                    --------      --------      --------      --------     --------
   Income (loss) from operations ................     55,862        (6,880)         --            --         48,982
Other income (expense):
   Interest expense .............................       --            --          (2,554)         --         (2,554)
   Interest income ..............................       --            --          (1,455)         --         (1,455)
   Other, net ...................................       --            (462)         --            --           (462)
                                                    --------      --------      --------      --------     --------
   Other income (expense), net ..................       --            (462)       (4,009)         --         (4,471)
                                                    --------      --------      --------      --------     --------
   Income (loss) before income taxes ............     55,862        (7,342)       (4,009)         --         44,511
Provision for income taxes ......................       --            --            --          10,015       10,015
                                                    --------      --------      --------      --------     --------
Net income (loss) ...............................   $ 55,862      $ (7,342)     $ (4,009)     $(10,015)    $ 34,496
                                                    ========      ========      ========      ========     ========


                                                                       ADJUSTMENTS
                                                    --------------------------------------------------      PRO FORMA
                                                      (a)           (b)           (c)           (d)        ADJUSTMENTS
                                                    --------      --------      --------      --------     -----------
Cost of services ..............................         (402)         --            --            --            (402)
                                                    --------      --------      --------      --------      --------
   Gross profit ...............................          402          --            --            --             402
Selling, general and administrative expenses ..     $ (6,551)     $   --        $   --        $   --        $ (6,551)
Goodwill amortization .........................         --           1,103          --            --           1,103
                                                    --------      --------      --------      --------      --------
   Income (loss) from operations ..............        6,953        (1,103)         --            --           5,850
Other income (expense):
   Interest expense ...........................         --            --             195          --             195
   Interest income ............................         --            --            (310)         --            (310)
   Other, net .................................         --            --            --            --            --
                                                    --------      --------      --------      --------      --------
   Other income (expense), net ................         --            --            (115)         --            (115)
                                                    --------      --------      --------      --------      --------
   Income (loss) before income taxes ..........        6,953        (1,103)         (115)         --           5,735
Provision for income taxes ....................         --            --            --           2,633         2,633
                                                    --------      --------      --------      --------      --------
Net income (loss) .............................     $  6,953      $ (1,103)     $   (115)     $ (2,633)     $  3,102
                                                    ========      ========      ========      ========      ========

                      INTEGRATED ELECTRICAL SERVICES, INC.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

(a) Reflects the reduction in salaries, bonuses and benefits and lease payments to the owners of the Acquisitions. These reductions in salaries, bonuses and benefits and lease payments have been agreed to in accordance with the terms of employment agreements executed as part of the acquisitions. Such employment agreements are for five years, contain restrictions related to competition and provide severance for termination of employment in certain circumstances. Also, includes the reversal of the $17.0 million non-cash, non-recurring compensation charge in connection with the acquisition of the Founding Companies.

(b) Reflects the amortization of goodwill recorded as a result of these acquisitions over a 40-year estimated life, as well as a reduction in historical minority interest expense attributable to minority interests that were acquired as part of the related acquisitions.

(c) Reflects the reduction of additional interest expense and income on borrowings which will be repaid and collected, respectively, subsequent to the acquisition and the reduction of certain non-recurring other income.

(d) Reflects the incremental provision for federal and state income taxes at a 38.5% overall tax rate, before non-deductible goodwill and other permanent items, related to the other statements of operations adjustments and for income taxes on the pretax income of acquired companies that have historically elected S Corporation tax status.

                          INDEPENDENT AUDITOR'S REPORT



Stockholder
Canova Electrical Contracting, Inc.
East McKeesport, Pennsylvania


We have audited the accompanying balance sheet of Canova Electrical Contracting, Inc. as of December 31, 1998, and the related statements of income, stockholder's equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Canova Electrical Contracting, Inc., as of December 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


                                      LARSON, ALLEN, WEISHAIR & CO., LLP

Minneapolis, Minnesota
April 29, 1999

                      CANOVA ELECTRICAL CONTRACTING, INC.
                                 BALANCE SHEETS
                DECEMBER 31, 1998 AND MARCH 31, 1999 (UNAUDITED)


                                                                                  DECEMBER 31,         MARCH 31,
ASSETS                                                                               1998                1999
                                                                                ---------------     ---------------
                                                                                                      (Unaudited)
CURRENT ASSETS
  Cash                                                                          $       258,015     $       142,701
  Accounts Receivable - Contracts (Net of Allowance for Doubtful
    Accounts of $10,000)                                                                922,676             784,764
  Retainages Receivable                                                                 256,396             321,797
  Accounts Receivable - Employees                                                         5,881               3,860
  Costs and Estimated Earnings in Excess of Billings on
    Uncompleted Contracts                                                                15,080              99,155
  Prepaid Expenses                                                                       20,484               9,632
                                                                                ---------------     ---------------
          Total Current Assets                                                  $     1,478,532     $     1,361,909

PROPERTY AND EQUIPMENT (NET)                                                            211,868             228,997
                                                                                ---------------     ---------------

          Total Assets                                                          $     1,690,400     $     1,590,906
                                                                                ===============     ===============

LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
  Line of Credit                                                                $       400,000     $        50,000
  Current Portion of Long-Term Debt                                                      24,771              18,846
  Accounts Payable - Trade                                                               10,467             333,908
  Accrued Expenses                                                                       19,846              48,802
  Billings in Excess of Costs and Estimated Earnings on
    Uncompleted Contracts                                                               238,254             108,521
                                                                                ---------------     ---------------
           Total Current Liabilities                                            $       693,338     $       560,077

LONG-TERM DEBT (Net of Current Portion Shown Above)                                      20,269              30,040
                                                                                ---------------     ---------------

           Total Liabilities                                                    $       713,607     $       590,117
                                                                                ---------------     ---------------

STOCKHOLDER'S EQUITY
  Common Stock - $1 Par Value; 1,000
    Shares Authorized, Issued and Outstanding                                   $         1,000     $         1,000
  Additional Paid-In Capital                                                            130,736             130,736
  Retained Earnings                                                                     845,057             869,053
                                                                                ---------------     ---------------
           Total Stockholder's Equity                                           $       976,793     $     1,000,789
                                                                                ---------------     ---------------

           Total Liabilities and Stockholder's Equity                           $     1,690,400     $     1,590,906
                                                                                ===============     ===============

See accompanying Notes to Financial Statements.

                      CANOVA ELECTRICAL CONTRACTING, INC.
                              STATEMENTS OF INCOME
     FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE THREE-MONTH PERIODS ENDED
           MARCH 31, 1998 (UNAUDITED) AND MARCH 31, 1999 (UNAUDITED)


                                                                               MARCH 31,
                                               DECEMBER 31,       ------------------------------------
                                                   1998                 1998                1999
                                             ---------------      ---------------      ---------------
                                                                   (Unaudited)           (Unaudited)
CONTRACT REVENUES EARNED                     $     5,772,864      $     1,296,173      $     1,546,460

CONTRACT COSTS                                     4,734,169            1,030,412            1,318,163
                                             ---------------      ---------------      ---------------

GROSS PROFIT                                 $     1,038,695      $       265,761      $       228,297

GENERAL AND ADMINISTRATIVE EXPENSE                   716,592              132,101              193,820
                                             ---------------      ---------------      ---------------

INCOME FROM OPERATIONS                       $       322,103      $       133,660      $        34,477
                                             ---------------      ---------------      ---------------

OTHER INCOME
  Interest Income                            $        12,230      $         2,619      $         3,150
  Interest Expense                                    (8,818)              (4,337)              (3,665)
  Bad Debts Recovered                                  8,104                  776                  776
                                             ---------------      ---------------      ---------------
          Total Other Income                 $        11,516      $          (942)     $           261
                                             ---------------      ---------------      ---------------
NET INCOME                                   $       333,619      $       132,718      $        34,738
                                             ===============      ===============      ===============


See accompanying Notes to Financial Statements.

                      CANOVA ELECTRICAL CONTRACTING, INC.
                       STATEMENTS OF STOCKHOLDER'S EQUITY
     FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE THREE-MONTH PERIOD ENDED
                           MARCH 31, 1999 (UNAUDITED)


                                                                            ADDITIONAL
                                             COMMON STOCK                    PAID-IN             RETAINED
                                      SHARES             AMOUNT              CAPITAL             EARNINGS              TOTAL
                                 ---------------     ---------------     ---------------      ---------------      ---------------

BALANCE, DECEMBER 31, 1997                 1,000     $         1,000     $       130,736      $       570,190      $       701,926

  Distributions to Stockholder
                                            --                  --                  --                (58,752)             (58,752)
  Net  Income
                                            --                  --                  --                333,619              333,619
                                 ---------------     ---------------     ---------------      ---------------      ---------------

BALANCE, DECEMBER 31, 1998                 1,000     $         1,000     $       130,736      $       845,057      $       976,793

  Distributions to Stockholder
                                            --                  --                  --                (10,742)             (10,742)
  Net  Income
                                            --                  --                  --                 34,738               34,738
                                 ---------------     ---------------     ---------------      ---------------      ---------------

BALANCE, MARCH 31, 1999                    1,000     $         1,000     $       130,736      $       869,053      $     1,000,789
                                 ===============     ===============     ===============      ===============      ===============


See accompanying Notes to Financial Statements.

                       CANOVA ELECTRICAL CONTRACTING, INC.
                            STATEMENTS OF CASH FLOWS
        FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE THREE-MONTH PERIODS
         ENDED MARCH 31, 1998 (UNAUDITED) AND MARCH 31, 1999 (UNAUDITED)

                                                                                      MARCH 31,
                                                             DECEMBER 31,     ---------------------------
                                                                1998             1998             1999
                                                             ----------       ----------       ----------
                                                                              (Unaudited)     (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income                                                 $  333,619       $  132,718       $   34,738
  Adjustments to Reconcile Net Income to Net Cash
    Provided by Operating Activities:
      Depreciation                                               81,450           17,251           17,251
      Loss on Disposal of Equipment                               3,456               --               --
      (Increase) Decrease in Current Assets:
         Accounts Receivable - Contracts                       (486,491)          31,123           72,511
         Unbilled Revenues                                       92,742           27,946          (84,075)
         Other Current Assets                                    51,564               --           10,852
      Increase (Decrease) in Current Liabilities:
         Accounts Payable                                       (67,676)         152,665          323,441
         Excess Billings                                        204,047           22,486         (129,733)
         Accrued Expenses                                        (3,934)           5,760           28,956
         Income Taxes Payable                                     2,400               --
                                                             ----------       ----------       ----------
             Net Cash Provided by Operating Activities       $  211,177       $  389,949       $  273,941
                                                             ----------       ----------       ----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Payments for Purchase of Equipment                         $  (56,558)      $  (12,153)      $  (19,380)
  Loans Receivable - Employees                                   (2,000)             373            2,021
  Loans Receivable - Affiliates                                    (940)              --               --
                                                             ----------       ----------       ----------
             Net Cash Used by Investing Activities           $  (59,498)      $  (11,780)      $  (17,359)
                                                             ----------       ----------       ----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Net Change on Line of Credit                               $       --       $ (330,000)      $ (350,000)
  Payments on Long-Term Debt                                    (23,086)          (5,064)         (11,154)
  Distributions                                                 (58,752)          (9,414)         (10,742)
                                                             ----------       ----------       ----------
             Net Cash Used by Financing Activities           $  (81,838)      $ (344,478)      $ (371,896)
                                                             ----------       ----------       ----------

NET INCREASE IN CASH                                         $   69,841       $   33,691       $ (115,314)

Cash - Beginning                                                188,174          188,174          258,015
                                                             ----------       ----------       ----------

CASH - ENDING                                                $  258,015       $  221,865       $  142,701
                                                             ==========       ==========       ==========

SUPPLEMENTAL DISCLOSURE OF CASH
  FLOW INFORMATION
  Interest Paid                                              $    8,818       $    4,337       $    3,665
                                                             ==========       ==========       ==========

SUPPLEMENTAL SCHEDULE OF NON-CASH
  TRANSACTIONS
  Equipment Purchased with Long-Term Debt                    $   30,000       $       --       $   15,000
                                                             ==========       ==========       ==========



See accompanying Notes to Financial Statements.

                      CANOVA ELECTRICAL CONTRACTING, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1998


NOTE 1   ORGANIZATION AND DESCRIPTION OF BUSINESS

         The Company is engaged in the business of providing electrical contracting services on various commercial, institutional, industrial and multi-family residential projects located primarily in Western Pennsylvania. The Company began operations in 1972 and conducted business as a sole proprietorship until January 10, 1989, when it was incorporated under the laws of the Commonwealth of Pennsylvania


NOTE 2   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         INTERIM FINANCIAL STATEMENTS

         The accompanying interim financial statements and related disclosures for the three-month periods ended March 31, 1998 and 1999, have not been audited by independent accountants. However, the financial statements for all interim periods have been prepared in conformity with the accounting principles stated in the audited financial statements for the year ended December 31, 1998, and include all adjustments (which were of a normal, recurring nature) which, in the opinion of management, are necessary to present fairly the financial position of the Company and the results of operations and cash flows for each of the periods presented. The operating results for the interim periods presented are not necessarily indicative of results for the full year.

         REVENUE AND COST RECOGNITION

         Revenues are recognized on the percentage-of-completion method, measured by the costs incurred to date to the estimated total costs for each contract. Contract revenue earned is the amount of direct costs incurred plus the amount of gross profit recognized based on the extent of progress toward completion.

         Contract costs include all direct costs and job related overhead. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job condition, and estimated profitability may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Because of inherent uncertainties in estimating costs and revenues, it is at least reasonably possible that the estimates used will change in the near term.

         CONCENTRATION OF CREDIT RISK

         The Company maintains cash balances with high quality financial institutions. At times such cash balances may be in excess of the FDIC insurance limit.

         The Company's revenues are highly concentrated with a few customers. Contract revenues from three customers in 1998 represented approximately 75% of total contract revenues for the year ended December 31, 1998. The contract accounts receivable from these customers were $324,670 as of December 31, 1998. The loss of a significant customer could have a material impact on the Company's future earnings results.

         The Company has recorded an allowance for doubtful accounts of approximately $10,000 as of December 31, 1998. Management believes that this allowance is adequate.

NOTE 2   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         PROPERTY AND EQUIPMENT

         Property and equipment are stated at cost. Depreciation is calculated using the straight-line and accelerated methods over the estimated useful life of the asset. Equipment and fixtures are depreciated between 5 and 7 years. Leasehold improvements are depreciated over the life of the lease term.

         At December 31, 1998, property and equipment consisted of:


                                                Amount
                                             -----------
Equipment and Fixtures                       $   188,998
Transportation Equipment                         319,731
Leasehold Improvements                            63,019
                                             -----------
                                             $   571,748
Less:  Accumulated Depreciation                 (359,880)
                                             -----------
       Property and Equipment, net           $   211,868
                                             ===========

         FAIR VALUE OF FINANCIAL INSTRUMENTS

         The Company's financial instruments consist of cash, accounts receivable, accounts payable and notes payable. Estimates of the fair value of these instruments are based on interest rates available to the Company. At December 31, 1998, the carrying value of the Company's financial instruments approximated fair value.

         INCOME TAXES

         The Company has elected S corporation status for federal and state income tax purposes whereby the Company's taxable income and any tax credits resulting from operating losses will be included in the individual income tax return of its stockholder. Therefore, no provision for income taxes is included in these financial statements.

                      CANOVA ELECTRICAL CONTRACTING, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1998


NOTE 3   CONTRACTS IN PROGRESS


                                                     Amount
                                                  ------------
Costs Incurred on Uncompleted Projects            $  3,678,709
Estimated Gross Profit                                 951,187
                                                  ------------
Contract Revenues                                 $  4,629,896
Less:  Billings                                      4,853,070
                                                  ------------
                                                  $   (223,174)
                                                  ============

Cost and Estimated Earnings in Excess of
  Billings on Uncompleted Contracts               $     15,080
Billings in Excess of Costs and Estimated
  Earnings on Uncompleted Contracts                   (238,254)
                                                  ------------
       Total, Net                                 $   (223,174)
                                                  ============

NOTE 4   NOTE PAYABLE - BANK

         The Company has a discretionary demand line of credit available from Dollar Bank for maximum working capital borrowings of $500,000. The line of credit is unsecured except for the personal guarantee of the stockholder. The interest rate is equal to the prime rate and was 7.75% as of December 31, 1998. Borrowings on the line of credit as of December 31, 1998 were $400,000.

                      CANOVA ELECTRICAL CONTRACTING, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1998


NOTE 5  LONG-TERM DEBT

Description                                                         Collateral        Amount
-----------                                                         ----------       --------
Installment Note - G.M.A.C., Interest at 9.50%, Monthly
Principal and Interest Payments of $420 through October 1999          Truck          $  3,635

Installment Note - Irwin Bank, Interest at 8.39%, Monthly
Principal and Interest Payments of $315 through April 1999            Van               1,239

Installment Note - Irwin Bank, Interest at 8.39%, Monthly
Principal and Interest Payments of $252 through April 1999            Truck               991

Installment Note - Irwin Bank, Interest at 8.38%, Monthly
Principal and Interest Payments of $315 through December
1999                                                                  Truck             3,615

Installment Note - Irwin Bank, Interest at 8.38%, Monthly
Principal and Interest Payments of $315 through December
1999                                                                  Van               3,615

Installment Note - G.M.A.C., Interest at 3.90%, Monthly
Principal and Interest Payments of $305 through February
2000                                                                  Automobile        4,166

Installment Note - Irwin Bank, Interest at 8.38%, Monthly
Principal and Interest Payments of $315 through September
2001                                                                  Truck             9,010

Installment Note - Ford Motor Credit, Interest at 0.90%, Monthly
Principal and Interest Payments of $212 through September
2002                                                                  Truck             8,769

Installment Note - Irwin Bank, Interest at 7.50%, Monthly
Principal and Interest Payments of $311 through January 2002
                                                                      Truck            10,000
                                                                                     --------
     Subtotal                                                                        $ 45,040

Less: Current Portion                                                                  24,771
                                                                                     --------
     Long-Term Portion                                                               $ 20,269
                                                                                     ========

NOTE 5         LONG-TERM DEBT (CONTINUED)

         Maturity requirements on long-term debt as of December 31, 1998 are as follows:


Year Ending December 31,      Amount
------------------------     -------
       1999                  $24,771
       2000                    9,522
       2001                    8,835
       2002                    1,912
                             -------
Total                        $45,040
                             =======

NOTE 6   PROFIT SHARING PLAN

         The Company provides a defined contribution profit sharing plan. The Plan covers all full-time employees with at least one year of service. The Company matches 20% of employee contributions up to a maximum of 15% of gross compensation. The employer contribution for the year ended December 31, 1998 was $9,147.


NOTE 7   LEASE COMMITMENTS

         On April 23, 1999, the Company agreed to a five year net operating lease for its East McKeesport office and two warehouse with its sole stockholder. The terms of the lease provide for the payment of fixed monthly rentals of $2,500 plus all expenses of occupying and operating the premises. Prior to this lease the facilities were leased under a year-to-year basis. Rent expense was $17,900 for the year ended December 31, 1998.

         Future minimum lease commitments are as follows:


Year Ending December 31,                      Amount
-----------------------                     --------
       1999                                 $ 20,000
       2000                                   30,000
       2001                                   30,000
       2002                                   30,000
       2003                                   30,000
Thereafter                                    10,000
                                            --------
Total                                       $150,000
                                            ========

NOTE 8   SUBSEQUENT EVENT

         On April 23, 1999 effective on April 16, 1999, the Company completed the sale of substantially all of its assets and liabilities to Integrated Electrical Services.

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
Tesla Power and Automation, Inc.
Houston, Texas


We have audited the accompanying balance sheet of Tesla Power and Automation, Inc. (a Texas corporation) as of December 31, 1998, and the related statements of operations and comprehensive income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tesla Power and Automation, Inc. as of December 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



BROCKMANN, ARMOUR & CO. LLC


Denver, Colorado
April 23, 1999

                        TESLA POWER AND AUTOMATION, INC.

                                 BALANCE SHEETS


                                                                             December 31,       March 31, 1999
                                                                                1998              (unaudited)
                                                                           ---------------      ---------------
                                     ASSETS
Current assets:
    Cash and cash equivalents                                              $        16,171      $     2,816,498
    Accounts receivable:
         Uncompleted contracts                                                   1,055,864               81,762
         Completed contracts, net of allowance of $50,000                        1,196,431              461,278
         Other                                                                       5,310               26,320
    Marketable securities                                                        1,373,206                 --
    Cost and estimated earnings in excess of billings
         on uncompleted contracts                                                  343,830              852,434
    Prepaid expenses and other current assets                                       16,628               60,038
                                                                           ---------------      ---------------
                  Total current assets                                           4,007,440            4,298,330

Property and equipment, at cost, net of accumulated
         depreciation and amortization                                           1,378,935            1,416,151
Other assets                                                                         1,420                1,420
                                                                           ---------------      ---------------
                  Total assets                                             $     5,387,795      $     5,715,901
                                                                           ===============      ===============

                                  LIABILITIES

Current liabilities:
    Line of credit and margin securities account                           $       301,849      $         3,492
    Accounts payable                                                               892,935              435,346
    Current portion of long-term debt                                               15,412                5,155
    Current portion of notes payable to stockholders                                96,674               73,223
    Provision for product warranty                                                  42,732
    Billings in excess of costs and estimated earnings
         on uncompleted contracts                                                  292,738              115,739
    Income taxes payable                                                            54,512               18,746
    Accrued 401(k)/profit sharing and payroll related expenses                      53,301              209,966
                                                                           ---------------      ---------------
                  Total current liabilities                                      1,750,153              861,667

    Long-term debt, net of current portion                                          30,534              395,534
    Notes payable to stockholders                                                    8,409                8,409

                              STOCKHOLDERS' EQUITY

    Common stock, $1 par value, 100,000 shares authorized,
         50,000 shares issued and outstanding                                       50,000               50,000
    Additional paid-in capital                                                      53,900               53,900
    Retained earnings                                                            3,576,669            4,346,391
    Unrealized loss on marketable securities                                       (81,870)                --
                                                                           ---------------      ---------------
                                                                                 3,598,699            4,450,291
                                                                           ---------------      ---------------
                                                                           $     5,387,795      $     5,715,901
                                                                           ===============      ===============

See independent auditor's report and accompanying notes to financial statements.

                        TESLA POWER AND AUTOMATION, INC.

               STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME



                                                                                   Three Month Periods Ended
                                                                                   -------------------------
                                                              Year ended        March 31, 1998     March 31, 1999
                                                            December 31, 1998    (Unaudited)         (Unaudited)
                                                            -----------------   --------------      --------------
Contract revenue                                            $   10,330,238      $    2,416,582      $    3,418,781

Cost of contract revenue                                         8,150,867           1,878,555           2,492,974
                                                            --------------      --------------      --------------

                  Gross profit                                   2,179,371             538,027             925,807

General and administrative expenses                              1,322,085             511,992             491,895
                                                            --------------      --------------      --------------

                  Income from operations                           857,286              26,035             433,912

Other income (expense):
    Interest expense                                               (77,678)            (23,450)             (7,188)
    Interest income                                                101,331               2,374               6,476
    Realized gain (loss) on sale of marketable
    securities                                                      28,708                --               (76,488)
    Gain on sale of property and equipment                           1,626              12,344                --
    Rental income                                                   63,841                --                  --
    Other income                                                      --                 2,880              44,110
                                                            --------------      --------------      --------------

                                                                   117,828              (5,852)            (33,090)
                                                            --------------      --------------      --------------

Income before state income taxes                                   975,114              20,183             400,822

Provision for state income taxes                                    50,825                --                18,000
                                                            --------------      --------------      --------------

                  Net income                                       924,289              20,183             382,822

Other comprehensive income:
    Unrealized holding losses recognized during the
         Period                                                   (121,498)               --                  --
    Previously recognized unrealized loss on
         marketable securities                                      39,628                --                81,870
                                                            --------------      --------------      --------------
                  Comprehensive income                      $      842,419      $       20,183      $      464,692
                                                            ==============      ==============      ==============


See independent auditor's report and accompanying notes to financial statements.

                        TESLA POWER AND AUTOMATION, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY


                                                                     ADDITIONAL                     UNREALIZED
                                                                      PAID-IN                      GAIN (LOSSES)
                                              COMMON STOCK            CAPITAL       RETAINED      ON MARKETABLE
                                          SHARES        AMOUNT         STOCK        EARNINGS        SECURITIES          TOTAL
                                         ---------     ---------     ---------     -----------      -----------      -----------
Balance, December 31, 1997                  50,000     $  50,000     $  53,900     $ 2,977,380      $    39,628      $ 3,120,908

     Distributions to stockholders            --            --            --          (325,000)            --           (325,000)

     Accumulated other comprehensive
     income                                   --            --            --              --           (121,498)        (121,498)

     Net income                               --            --            --           924,289             --            924,289
                                         ---------     ---------     ---------     -----------      -----------      -----------

Balance, December 31, 1998                  50,000        50,000        53,900       3,576,669          (81,870)       3,598,699

     Merger with UCI (unaudited)              --            --            --           386,900             --            386,900

     Accumulated other comprehensive
     income (unaudited)                       --            --            --              --             81,870           81,870

     Net income (unaudited)                   --            --            --           382,822             --            382,822
                                         ---------     ---------     ---------     -----------      -----------      -----------

Balance, March 31, 1999 (unaudited)         50,000     $  50,000     $  53,900     $ 4,346,391      $      --        $ 4,450,291
                                         =========     =========     =========     ===========      ===========      ===========


See independent auditor's report and accompanying notes to financial statements.

                        TESLA POWER AND AUTOMATION, INC.

                            STATEMENTS OF CASH FLOWS


                                                                                          Three Month Periods Ended
                                                                      Year Ended      March 31, 1998    March 31, 1999
                                                                      December 31, 1998    (Unaudited)      (Unaudited)
                                                                     ---------------    -------------       ------------
Cash flows from operating activities:
    Net income                                                        $     924,289      $      20,183      $     382,822
    Adjustments to reconcile net income to net cash
         provided by operating activities--
    Depreciation and amortization                                           142,224             33,106             36,367
    Realized (loss) on sale of marketable securities                         28,708               --               76,488
    (Gain) loss on sale of property and equipment                            (1,626)           (12,344)              --
    (Increase) decrease in--
         Accounts receivable                                               (132,905)           436,308          2,039,457
         Costs and estimated earnings in excess of billings
                  On uncompleted contracts                                  516,317            211,648           (426,019)
         Other current assets                                                13,003              2,965            (30,289)
    Increase (decrease) in--
         Accounts payable                                                   181,396            124,420           (523,291)
         Billings in excess of costs and estimated
                  Earnings on uncompleted contracts                         262,118            (15,722)          (176,999)
         Other current liabilities                                           15,276            (12,260)            45,785
                                                                      -------------      -------------      -------------
                  Net cash provided by operating activities               1,948,800            788,304          1,424,321

Cash flows from investing activities:
    Purchase of property and equipment                                     (260,684)           (46,547)           (37,272)
    Purchase of marketable securities                                      (157,759)              --                 --
    Proceeds from sale of investments                                          --                 --            1,378,588
    Proceeds from sale of property and equipment                             17,500               --                 --
                                                                      -------------      -------------      -------------
                  Net cash used by investing activities                    (400,943)           (46,547)         1,341,316

Cash flows from financing activities:
    Proceeds on margin securities account                                  (604,690)              --                3,492
    Cash received in Merger                                                    --                 --                1,755
    Distributions to stockholders                                          (325,000)          (100,000)              --
    Borrowings on line of credit                                          3,755,730               --                 --
    Payments on line of credit                                           (3,734,922)          (613,838)          (301,849)
    Proceeds from issuance of long-term debt                                   --                 --              350,000
    Payments on long-term debt                                             (642,350)           (26,923)           (18,708)
                                                                      -------------      -------------      -------------
                  Net cash used by financing activities                  (1,551,232)          (740,761)            34,690
                                                                      -------------      -------------      -------------

Net increase in cash and cash equivalents                                    (3,375)               996          2,800,327

Cash and cash equivalents, beginning of period                               19,546             20,545             16,171
                                                                      -------------      -------------      -------------
Cash and cash equivalents, end of period                              $      16,171      $      21,541      $   2,816,498
                                                                      =============      =============      =============


See independent auditor's report and accompanying notes to financial statements.

                        TESLA POWER AND AUTOMATION, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

1. Organization and description of business:

         Tesla Power and Automation, Inc. (the Company) is an engineering and manufacturing company specializing in the construction of electrical power control units. The Company was incorporated on January 18, 1988, in the state of Texas. The Company's long-term construction contracts are primarily comprised of fixed-price contracts.

2. Summary of significant accounting policies:

   Interim financial statements

         The accompanying interim financial statements and related disclosures as of March 31, 1999 and for the three months ended March 31, 1998 and 1999, have not been audited by independent accountants. However, the financial statements for all interim periods have been prepared in conformity with the accounting principles stated in the audited financial statements for the year ended December 31, 1998, and include all adjustments (which were of a normal, recurring nature) which, in the opinion of management, are necessary to present fairly the financial position of the Company and the results of operations and cash flows for each of the periods presented. The operating results for the interim periods presented are not necessarily indicative of results for the full year.

         As discussed further in note 12, on January 13, 1999, the Company completed a corporate reorganization. The interim financial statement information as of and for the three months ended March 31, 1999, include the accounts and entities owned by Tesla Power and Automation (Nevada), Inc.

   Use of estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Accounting for construction contracts

         Revenues from long-term construction contracts are recognized on the percentage-of-completion method, measured by the percentage of total costs incurred to date to estimated total costs for each contract.

         Contract costs include all direct job costs and those indirect costs related to contract performance, such as indirect labor, supplies, insurance, equipment repairs, and depreciation costs. General and administrative costs are charged to expense as incurred

         The asset, "Costs and estimated earnings in excess of billings on uncompleted contracts", represents revenue recognized in excess of billings. The liability, "Billings in excess of costs and estimated earnings on uncompleted contracts", represents billings in excess of revenues recognized. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

     Cash and cash equivalents

         The Company records as cash and cash equivalents all cash and short-term investments with original maturities of three months or less.

     Concentrations of risk

         Financial instruments that potentially subject the Company to credit risk consist principally of cash and cash equivalents and contract receivables.

         The Company maintains cash balances at single financial institution. Accounts at this institution are insured by the Federal Deposit Insurance Corporation up to $100,000. At times, the balances in the Company's accounts may exceed this limit.

         The Company's contract revenues are highly concentrated with two individual customers. These customers accounted for approximately $3,003,000 or 29% of contract revenues for the year ended December 31, 1998. The associated accounts receivable from these customers total approximately $375,000 or 17% of total accounts receivable at December 31, 1998. The loss of a significant customer could have a material impact on the Company's future earnings results. These sales are primarily derived from sales of electrical power control units concentrated with customers in the petroleum industry. The Company has recorded an allowance for doubtful accounts of approximately $50,000 as of December 31, 1998. Management believes that this allowance is adequate.

         The Company purchases materials, parts and supplies from four unrelated third party vendors and one vendor under common control as more further discussed in Note 10. These vendors accounted for approximately $4,299,000 or 68% of material, part and supply purchases during the year ended December 31, 1998. Management believes there are alternative sources of supply should a loss of one of these vendors occur, however, the loss may result in a short-term impact to the Company.

     Advertising

         Advertising expenses are charged to expense as incurred and are included in general and administrative expenses. Advertising expense totaled $22,234 for the year ended December 31, 1998.

     Property, plant and equipment

         Property, plant and equipment is stated at cost. Depreciation and amortization is provided on a straight-line basis over the estimated useful life of the asset. Machinery and equipment, vehicles and furniture and fixtures are depreciated between 5 and 7 years. Building and improvements are depreciated and amortized between 31 and 39 years. Repairs and maintenance of a routine nature are charged to expense as incurred, while those that improve or extend the life of existing assets are capitalized.

         At December 31, 1998, property, plant and equipment consist of the following:



               Furniture and fixtures                       $    22,056
               Machinery and equipment                          564,428
               Vehicles                                         197,682
               Building and improvements                        716,204
               Land                                             445,349
                                                            -----------
                                                              1,945,719
               Less--accumulated depreciation
                 and amortization                              (566,784)
                                                            -----------
               Property, plant and equipment, net           $ 1,378,935
                                                            ===========


         Depreciation expense of $38,988 has been included in selling, general and administrative expenses and $103,236 has been included in cost of sales for the year ended December 31, 1998.

     Accrued Product Warranty

         The Company provides limited warranties, through its original equipment manufacturers (OEM) for the products it sells. Generally, warranty costs during the basic warranty period, which varies based on the OEM, are reimbursed by the OEM. The accrued product warranty in the accompanying financial statements is based on management's estimate of future warranty costs for warranties provided by the Company outside of the OEM warranty period.

     Income taxes

         The Company, with the consent of its stockholders, elected under the Internal Revenue Code to be taxed as an S Corporation. In lieu of corporate income taxes, the stockholders of an S Corporation are taxed individually on the Company's taxable income. As a result of the Company being a non-taxpaying entity, no provision for income taxes has been provided for Federal income tax reporting purposes.

         The Company reports income for both financial and tax reporting using the percentage-of-completion method on its long-term contracts.

         The provision for income taxes relates to State of Texas franchise taxes owed by the Company.

         Upon completion of the acquisition of the Company's outstanding stock as discussed in Note 12, the Company's S Corporation tax status will be terminated.

     Fair value of financial instruments

         The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

         Cash and cash equivalents

         The carrying amount approximates fair value because of the short maturity of those instruments.

         Marketable securities

         The fair values of marketable securities are estimated based on quoted market prices for those or similar investments. The carrying amount approximates fair value.

         Long-term debt

         The fair value of the Company's long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Corporation for debt of the same remaining maturities. The carrying amount approximates fair value.

3.   Change in accounting principle

         The Company has adopted the provisions of Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income. This statement requires the disclosure of comprehensive income as well as net income. The only element of comprehensive income that the Company has that is not part of net income is unrealized gains on marketable securities. The Company has reclassified its 1997 financial statements in conjunction with the adoption of this statement. Other comprehensive income is shown of net realized gains on the sale of marketable securities.

4.   Marketable securities

         The Company records its investment in marketable securities in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Company's marketable securities consist of mutual funds and are classified as "available-for-sale." Accordingly, unrealized gains and losses are excluded from earnings and reported as a separate component of stockholders' equity. Realized gains or losses are computed based on specific identification of the securities sold.

    The following is an analysis of marketable securities available for sale at December 31, 1998:



Balance at cost             $ 1,455,076
Gross unrealized losses         (81,870)
                            -----------

                            $ 1,373,206
                            ===========

         In March, 1999, the marketable securities were sold and the net proceeds were distributed to the stockholders on April 13, 1999.

5.   Contracts in progress

         Contracts in progress at December 31, 1998 are as follows:



Total contracts                                        $ 5,528,445
                                                       -----------
Estimated costs
     Costs to date                                         944,576
     Costs to complete                                   3,288,872
                                                       -----------
                  Total estimated costs                  4,233,448
                                                       -----------
                  Estimated gross profit               $ 1,294,997
                                                       ===========

Amount billed to date                                  $ 1,214,594
Costs and estimated earnings in excess of billings         343,830
Billings in excess of costs and estimated earnings        (292,738)
                                                       -----------
Contract revenue earned                                  1,265,686
Costs to date                                             (944,576)
                                                       -----------
                  Gross profit earned                  $   321,110
                                                       ===========

6.   Line of credit and margin securities account

         The Company has a $750,000 revolving line of credit with a financial services company. Advances on the LOC are limited to 80% of eligible accounts receivable. As of December 31, 1998, the maximum amount available under the LOC is approximately $448,000, with interest due monthly at 30-day commercial paper rate plus 2.9% per annum (totaling 8.0% at December 31, 1998). As of December 31, 1998, a total of $301,849 was outstanding. The line of credit is collateralized by the Company's accounts receivable, property, plant and equipment, is guaranteed by the Company's stockholders and requires the Company to maintain a minimum tangible net worth of $1,500,000. Subsequent to December 31, 1998, the Company repaid the amounts on the line of credit prior to its expiration on January 31, 1999.

         The Company has a margin securities account with a financial services company to provide borrowings up to 50% of the marketable securities balance with interest at a 30-day commercial paper rate plus 2.9% payable monthly. Outstanding balances under the margin securities account are collaterialized by marketable securities. No balance was outstanding under the margin securities account at December 31, 1998.

         As a result of the acquisition of the Company's outstanding stock as discussed in Note 12, the line of credit agreement was not renewed and the margin securities account was cancelled.

7.   Long-term debt and notes payable stockholders


Term note payable to a financial service company with monthly payments of $7,679, including interest at 30 day commercial paper rate plus 2.9%
(totaling 8.0% at December 31, 1998) through January 31, 2003 when any outstanding principal and interest is due. Cross-collateralized with line of credit and secured by accounts receivable, fixtures and equipment. Guaranteed by the Company's stockholders
                                                                                     $   8,410

Term note payable to financial institution with monthly payments of
$767.71 including interest at 9.9% per annum through May 15, 2001, with a balloon payment of $18,507 due at maturity; collaterialized by a vehicle and guaranty by the Company's stockholders
                                                                                        37,536
                                                                                     ---------
                                                                                        45,946
      Less current portion                                                             (15,412)
                                                                                     ---------
                                                                                     $  30,534
Unsecured notes payable to stockholders; monthly payments of $8,465                  =========
including interest at 8% per annum; due January 12, 2000
                                                                                     $ 105,083
     Less current portion                                                              (96,674)
                                                                                     ---------
                                                                                     $   8,409
                                                                                     =========


8.   Operating leases

         The Company is obligated under several non-cancelable operating leases for office equipment and machinery that expire at various dates through the year 2002.

         The annual minimum lease payments under non-cancelable operating leases as of December 31, 1998 are as follows:



         Year Ending December 31,
         ------------------------
                 1999                   $ 49,645
                 2000                     48,645
                 2001                     26,631
                 2002                     68,371
                                        --------
                                        $193,292
                                        ========

         Rent expense totaled $76,647 for the year ended December 31, 1998.


9.   Benefit plans

         On January 1, 1994, Company adopted a salary reduction/profit-sharing plan (the Plan) under the provisions of Section 401(k) of the Internal Revenue Code. The Plan covers substantially all full-time employees who have completed one year of service. The Plan provides for the Company to match voluntary employee contributions at a rate of 25%. Such matching rate can be changed at the Company's discretion. All contributions by the Company are funded annually and vest over six years. All employee contributions are immediately vested. Company matching contributions to the Plan were $52,601 for the year ended December 31, 1998.

10.   Related party transactions

         The Company purchases substantially all of its fabricated sheet metal products from Unlimited Controls, Inc. (UCI), a Texas corporation controlled by the stockholders of the Company. Purchases from this entity during the year ended December 31, 1998 totaled $2,283,486. The Company also rents manufacturing space to UCI. Rent received from UCI totaled $63,841 for the year ended December 31, 1998.

         Interest expense related to notes payable to stockholders as discussed in Note 7 totaled $12,322 for the year ended December 31, 1998.

11.   Cash flows

         During the year ended December 31, 1998, interest paid was $77,698.

         During the year ended December 31, 1998, the Company had non-cash investing activities related to unrealized holding losses on marketable securities of $121,498.

12.   Subsequent events

         On January 13, 1999, the Company completed a corporate reorganization whereby the Company merged with Unlimited Controls, Inc into a newly formed entity, Tesla Power and Automation (Nevada), Inc., a Nevada corporation (TPAN). TPAN contributed its operating assets to Tesla Power and Automation, LLP (TPALLP) in exchange for a 99% limited partnership interest and contributed real estate to Tesla Properties, LLP (TPLLP) in exchange for a 99% limited partnership interest. The ownership of TPAN and the 1% general partnership interests in TPALLP and TPLLP are in direct proportion to the ownership of the Company.

         On April 23, 1999, the stockholders of TPAN and the general partners of TPALLP and TPLLP completed the sale of 100% of their ownership interests in TPAN, TPALLP and TPLLP to Integrated Electrical Services
         (IES).

ITEM 7.           EXHIBITS

         (C)      EXHIBITS

                  23.1     Consent of Larson, Allen, Weishair & Co., LLP
                  23.2     Consent of Brockmann, Armour & Co., LLC

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                     INTEGRATED ELECTRICAL SERVICES, INC.
                                         By:  /s/  JOHN F. WOMBWELL
                                                   JOHN F. WOMBWELL
                                                   SENIOR VICE PRESIDENT
                                                   AND GENERAL COUNSEL


Dated:  May 20, 1999

                                 EXHIBIT INDEX


EXHIBIT
NUMBER              DESCRIPTION
-------             -----------
 23.1          Consent of Larson, Allen, Weishair & Co., LLP
 23.2          Consent of Brockmann, Armour & Co., LLC